       10.1-1

                            EMPLOYMENT AGREEMENT
                            --------------------


     THIS AGREEMENT, dated as of the date of execution hereof, is made by and between AMERICAN COUNTRY INSURANCE COMPANY, an Illinois stock insurance company having its principal place of business in Chicago, Illinois (the "Company"), and Edwin W. Elder III, a resident of the State of Wisconsin (the "Executive").

     The Company desires to obtain the services of the Executive, and the Executive is willing to render such services, in accordance with the terms hereinafter set forth; and

     The Board of Directors of the Company by appropriate resolutions authorized the employment of the Executive as provided for in this Agreement.

     Accordingly, the Company and the Executive agree as follows:


                                  ARTICLE I

                                   DUTIES

     1.01 DUTIES. The Company hereby employs the Executive as president and chief executive officer of the Company with the duties of chief executive officer and such additional duties as are appropriate for a senior executive officer as are assigned from time to time by the Board of Directors of the Company (the "Board"). During the Executive's employment with the Company, and excluding any periods of vacation or sick leave to which the Executive is entitled or periods of the Executive's physical or mental incapacity, the Executive agrees to devote the Executive's full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive hereunder, to use his best efforts to perform such duties faithfully and efficiently. In addition, Executive shall be named as a director of Company.

     1.02 OTHER ACTIVITIES. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees or (b) manage personal investments, so long as such activities are consistent with the policies of the Company (as from time to time amended) and do not significantly interfere with the performance of the Executive's duties in accordance with this Agreement.


                                 ARTICLE II

                              TERM OF AGREEMENT

     2.01 TERM. Except as provided in Article V, the term ("Contract Term") of this Agreement shall commence on June 14, 1993 and end on June 30, 1995.

       10.1-2

                                 ARTICLE III

                                COMPENSATION

     3.01 BASE SALARY. During the Contract Term, the Company shall pay or cause to be paid to the Executive in cash in accordance with the normal payroll practices of the Company for senior executives, in installments not less frequently than bi-monthly, an annual base salary ("Annual Base Salary") at a rate of $125,000 for each year of the Contract Term. Such Annual Base Salary shall be reviewed annually and may be increased by the Board from time to time in accordance with the Company's policies and procedures for senior executives.

     3.02 ANNUAL INCENTIVE BONUS. The Company shall pay or cause to be paid to the Executive an annual cash bonus ("Incentive Bonus") in accordance with any annual incentive bonus plan for senior executives which has been approved by the Board, provided that for each calendar year (or portion of a calendar year), occurring during the Contract Term, the amount of such Incentive Bonus shall not be less than:

          (a) $15,000 for the calendar year ending December 31, 1993, provided that the Executive is employed by the Company on such date;

          (b) Thereafter, the bonus shall be in an amount determined by the Board of Directors of Company but in no event less than the one percent (1%) of the net earnings of Company after allowance for all applicable corporate income taxes.

     3.03 PAYMENTS UPON SIGNING THE AGREEMENT. As soon as possible after June 1, 1993, but not later than June 30, 1993, the Company shall provide to the Executive a signing bonus of $5,000.

     3.04 PURCHASE OF COMPANY SHARES. The Executive shall on or before June 30, 1993 purchase at least one share of Company's $100 par value shares at a price equal to the book value thereof on June 1, 1993.

     3.05  SUPPLEMENTAL RETIREMENT BENEFIT.

          (a) SUPPLEMENTAL RETIREMENT BENEFIT UNDER THE NONQUALIFIED PLAN MAINTAINED BY THE COMPANY. The Executive shall be entitled to a supplemental retirement benefit in addition to the benefit provided under the terms of the Company's Retirement Plan ("Retirement Plan") equal to the benefit to which he would be entitled under the Retirement Plan as if he became a participant in such plan (1) as of June 1, 1993, and was immediately fully vested in the benefit provided thereunder for service of five (5) years or more.


                                 ARTICLE IV

                               OTHER BENEFITS

     4.01 INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Executive's employment with the Company during the Contract Term, the Executive shall be

       10.1-3

entitled to participate in all incentive (including long-term incentives), fringe benefit, vacation and savings and retirement plans, practices, policies and programs applicable to other senior executives of the Company, including but not limited to:

          (a) WELFARE BENEFITS. The Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, and without limitation except as otherwise provided herein, medical, dental, prescription, disability, group life, and travel accident insurance plans and programs, any severance or salary continuation plan, practice, policy or program) and applicable to other senior executives of the Company. In addition, the Executive shall receive the amount of $150.00 monthly to purchase a $500,000 term life insurance policy on his life. The Executive shall secure such insurance and name the beneficiary thereof. All insurance benefits provided by Company shall vest immediately upon June 14, 1993 without a waiting or qualification period.

          (b) FRINGE BENEFITS. The Executive shall be entitled to fringe benefits applicable to other senior executives of the Company. In addition, Executive shall be entitled to reimbursement of all costs of moving furniture, furnishings, clothing and personal effects from Green Bay, Wisconsin to Chicago or its environs provided such move is consummated prior to September 14, 1993. Company shall also reimburse the Executive for Temporary Living Expenses for a period of not more than ninety-one (91) days. Temporary Living Expenses shall consist of the following reasonable expenses actually incurred by the Executive and his spouse for the period commencing June 14, 1993 and ending September 14, 1993: (1) travel on a weekly basis between Green Bay, Wisconsin and Chicago, Illinois, and (2) until such time as the Green Bay residence is sold, the cost of lodging in a hotel or rental unit and other incidental related expenses.

          (c) The Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by the Executive upon the Company's receipt of accounting in accordance with practices, policies and procedures applicable to senior executives of the Company.

          (d) The Executive shall receive use of a Cadillac or equivalent automobile equipped with a cellular phone.

          (e) The Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, provided with respect to the chief executive officer of the Company.

          (f) The Executive shall have the use of a city dining club such as The Metropolitan Club of Chicago.

          (g) The Executive shall be entitled to paid vacation time (but not less than three (3) weeks per year) in accordance with the plans,

       10.1-4

     practices, policies, and programs applicable to other senior executives of the Company.


                                  ARTICLE V

                          TERMINATION OF EMPLOYMENT

     5.01 TERMINATION OF EMPLOYMENT FOR CAUSE OR VOLUNTARY TERMINATION. If the Company terminates the Executive's employment for Cause or the Executive voluntarily terminates employment, the Company's obligations under this Agreement shall terminate, except as otherwise specifically provided herein and except that the Company shall pay within 30 days after the Date of Termination to the Executive that portion of the Executive's Annual Base Salary which is accrued but unpaid as of such Date of Termination.

     5.02 TERMINATION OF EMPLOYMENT UPON DEATH OR BY THE COMPANY BECAUSE OF DISABILITY.

     (a) If the Executive's employment with the Company is terminated on account of his death or if the Company terminates Executive's employment on account of disability, the Company's obligations under this Agreement shall terminate except as otherwise specifically provided herein and except that the Company shall pay within 30 days after the Date of Termination to the Executive (1) that portion of the Executive's Annual Base Salary which is accrued but unpaid as of such Date of Termination and (2) that portion of the amount of the guaranteed Incentive Bonus (as set forth in Section 3.02(a) and (9b) to which the Executive would have been entitled if he had been employed by the Company on December 31 of the calendar year in which his death occurred or in which the Company terminated his employment on account of disability, equal to such amount, multiplied by a fraction, the numerator of which is the number of days which have elapsed in such calendar year through the Date of Termination, and the denominator of which is 184 in 1993, and 365 in 1994. The decision regarding whether the Executive's employment by the Company shall be terminated on account of disability is at the sole option of the Company which may, notwithstanding any physical or mental incapacity, choose not to terminate the Executive or may delay the date on which it decides to terminate the Executive.

     (b) For purposes of this Agreement, "disability" means the Executive's failure to render and perform the services required of him under this Agreement for a continuous period of six months, or for such shorter periods aggregating six months or more during any period of twelve consecutive months, because of physical or mental incapacity. If there is any dispute between the parties as to the Executive's physical or mental incapacity pursuant to the provisions hereof, such question shall be settled by the opinion of an impartial, reputable physician agreed upon for this purpose by the parties or their representatives, or, failing such agreement within ten days of a written request therefor by either party to the other, then a physician designated by the then president of Northwestern Memorial Hospital in Chicago, Illinois. The certificate of such physician as to the matter in dispute shall be final and binding upon both parties.

       10.1-5

     5.03 TERMINATION OF EXECUTIVE'S EMPLOYMENT BY THE COMPANY OTHER THAN FOR CAUSE.

     (a) If, during the Contract Term, the Company terminates the Executive's employment other than for Cause, the Company's obligations under this Agreement shall terminate, except that the Executive shall be entitled to the following payments under this Agreement (at the times the Executive would have been entitled to receive such amounts had his employment not been so terminated), to the extent not already paid, but to no other payments by the Company except as provided in Section 5.04: (1) the amounts of (A) his annual base salary as if he had remained employed by the Company until the end of the Contract Term, (B) the Incentive Bonus guaranteed in Section 3.02(a) and (b) as if he had remained employed up to and including May 31, 1995, (C) any other such benefit which the Agreement specifically provides is vested or payable upon the termination of the Executive's employment by the Company other than for Cause, less (2) by way of mitigation, the amount of any compensation and benefits to which the Executive is entitled because of any employment subsequent to such termination of employment and prior to May 31, 1995.

     (b) A termination of employment by the Company other than for Cause shall (1) include a termination of employment by the Executive (A) on account of the Company's failure to cure a material diminution of the Executive's responsibilities, duties or authority hereunder (including but not limited to his removal as chief executive officer of the Company or assignment of duties materially and adversely inconsistent with the Executive's position as a senior officer of the Company) within 30 days after receiving written notice from the Executive of such diminution, or (B) the Company's failure to cure a material breach of this Agreement by the Company within 30 days after receiving written notice from the Executive of such breach, and (2) exclude a suspension of the Executive's employment pursuant to Section 6.01.

     5.04 OTHER TERMINATION BENEFITS. In addition to any amounts or benefits payable upon termination of employment hereunder and except as otherwise provided herein, the Executive shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.


                                 ARTICLE VI

                             CERTAIN DEFINITIONS

     6.01  DEFINITION OF CAUSE.

     (a) "CAUSE" means a written finding by the Board or, if directed by the Board to consider whether or not such a finding should be made, the Compensation Committee of the Board or any other Board committee consisting of three or more directors who are not employees of the Company
("Committee"), to the effect that:

          (1) the Executive committed any felony or other crime involving dishonesty;

       10.1-6

          (2) the Executive engaged in any serious misconduct (excluding (A) the failure of the Executive to achieve business goals and objectives, and
(B) other actions by the Executive which are reasonably believed by the Executive to be in the best interests of the Company) in the course of the Executive's employment which, in the judgment of the Board (or if applicable, Committee), materially injures the Company, financially or otherwise;

          (3) the Executive habitually neglected (neglect to be determined based upon the failure of the Executive to meet the standards of performance which reasonably would be expected of a senior executive officer of a major company with the Executive's duties) the Executive's duties (other than on account of physical or mental incapacity), provided that either (A) he received from the Company notice of habitual neglect of duties ("Notice of Neglect") where no prior notice of any instance of neglect of duties was given, and he failed to cure such habitual neglect within 15 days of receiving such notice, or (B) the Executive received notice of an instance of neglect of duties and failed to cure before such neglect became habitual, or

          (4) the Executive materially breached this Agreement provided that, if such breach is both inadvertent and nonrecurring, the Executive received written notice by the Company of such breach ("Notice of Breach") and failed to fully cure such breach within 15 days after receiving such notice.

     (b) The Company shall give the Executive at least 30 days' written notice ("Notice of Intent") that the Board will make a determination of the basis, if any, to terminate the Executive's employment for Cause in accordance with Section 6.01(a)(1) - (4). The findings of the Board (or, if applicable, Committee) shall be based upon any information which the Board (or, if applicable, Committee) may consider relevant, including, but not limited to, written submissions by the Executive or his representatives and, at the Executive's request, a personal presentation to the Board (or, if applicable, Committee) by the Executive. Any finding by the Board (or, if applicable, Committee) shall be conclusive for all purposes of this Agreement. Concurrently with or subsequently to such Notice of Intent, the Board (or, if applicable, Committee) may by written notice to the Executive suspend him from any or all of his functions contemplated under this Agreement, provided that the Executive shall receive during any such suspension the full amount of salary and benefits to which he is entitled under this Agreement. Any such notice of suspension may be effective for a period commencing on or after the Executive's receipt thereof and ending on the date on which a finding is made as to the existence of Cause in accordance with this Section 6.01, but in no event shall such period exceed 90 days. If the Board (or, if applicable, Committee) determines that the Executive should be terminated for Cause, such termination of employment shall be effective for all purposes as of the date the Executive receives a notice of suspension or if no such notice of suspension is given, a Notice of Intent.

     (c) At the discretion of the Board, the periods relating to the Notice of Neglect, the Notice of Breach and the Notice of Intent may run concurrently.

       10.1-7

     6.02 "DATE OF TERMINATION" means the date as of which the Executive's employment with the Company is terminated by the Company or by the Executive for any reason including, but not limited to, death or disability.


                                 ARTICLE VII

                 TRADE SECRETS, CONFIDENTIAL AND PROPRIETARY
                            BUSINESS INFORMATION

     7.01  PROTECTED INFORMATION.

          (a) DEFINITION OF PROTECTED INFORMATION. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. "Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through the efforts of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees and customers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure.

          (b)  ACKNOWLEDGMENT.  The Executive acknowledges that the
     Executive will acquire Protected Information with respect to the Company and its successors in interest, which information is a valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

          (c) NO DISCLOSURE OR USE. The Executive shall not use in any manner, either during or after any termination of employment, any Protected Information other than for the exclusive benefit of the Company. The Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity any Protected Information, except (i) in furtherance of the regular course of the Executive's duties under this Agreement or
     (ii) as may be required by order or subpoena of any court or administrative agency of the United States or any state or political subdivision thereof; provided, however, that the Executive shall use his best efforts to give the Company notice of any such order or subpoena at the earliest practical date and shall to the maximum extent permitted by such order or subpoena, and applicable law, defer compliance with such order or subpoena until the Company has had every reasonable opportunity to contest such order or subpoena by appropriate proceedings. The Executive shall reasonably cooperate with any such contest proceeding brought by the Company.

       10.1-8

     7.02  SURVIVAL OF UNDERTAKINGS AND INJUNCTIVE RELIEF.

          (a) SURVIVAL OF SECTION 7.01. The provisions of Section 7.01 shall survive the termination of the Executive's employment with the Company irrespective of the reasons therefor.

          (b) INJUNCTIVE RELIEF. The Executive consents and agrees that, if the Executive violates any of the provisions of Section 7.01, the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of Article VII of this Agreement.


                                ARTICLE VIII

                                MISCELLANEOUS

     8.01 ASSIGNMENT, SUCCESSORS. The Company may freely assign its respective rights and obligations under this Agreement to a successor of the Company's business, without the prior written consent of the Executive. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

     8.02 BENEFICIARY. Except as otherwise provided herein, if the Executive dies prior to receiving all amounts hereunder, such amounts shall be paid in a lump sum payment to the beneficiary designated in writing by the Executive ("Beneficiary") and if no such Beneficiary is designated, to the Executive's estate.

     8.03 NONALIENATION OF BENEFITS. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

     8.04 SEVERABILITY. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

     8.05 AMENDMENT AND WAIVER. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term,

       10.1-9

covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

     8.06 NOTICES. All notices and other communications hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company:  American Country Insurance Company
                         222 N. LaSalle Street
                         Chicago, Illinois  60601
                         Attn:  General Counsel

     If to the Executive: Mr. Edwin W. Elder III
                          2085 Sandalwood Court
                          Green Bay, Wisconsin  54304

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

     8.07 COUNTERPART ORIGINALS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     8.08 ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     8.09 EMPLOYEE BENEFIT PLANS AS AMENDED. Any reference to any plan, practice, policy or program contained herein shall, except as otherwise specifically provided herein, mean such plan, practice, policy or program as amended from time to time.

       10.1-10

     8.10 APPLICABLE LAW. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the state of Illinois, without regard to its choice of law principles.

     IN WITNESS WHEREOF, the parties have executed this Agreement on this 25th day of May, 1993.

                              AMERICAN COUNTRY INSURANCE COMPANY


                              By:   /s/ David Markin
                                  -----------------------------------
                              DAVID MARKIN, its Chairman of the Board
                              of Directors


                                /s/ Edwin W. Elder III
                              ----------------------------------------
                              EDWIN W. ELDER III

       10.1-11





                      AMENDMENT TO EMPLOYMENT AGREEMENT

     American Country Insurance Company (the "Company") and Edwin W. Elder III (now resident of Illinois) (the "Executive") have entered into an Employ-ment Agreement dated May 25, 1993, and now desire to extend the term of that agreement and to modify certain provisions thereof.

     Accordingly, the Company and the Executive agree as follows:

     The Employment Agreement dated May 25, 1993, between Company and Executive is hereby amended in the following respects:

     ARTICLE I is hereby modified to read:

     "2.01 TERM. Except as provided in Article V, the term ("Contract Term") of this Agreement that commenced on June 14, 1993, will end on June 30, 1996."

     ARTICLE III entitled "Compensation" shall be amended to read as follows:

     "3.01 BASE SALARY. During the Contract Term, the Company shall pay or cause to be paid to Executive in cash, in accordance with the normal payroll practices of the Company for senior executives, in installments not less frequently than bi-monthly, an annual base salary ("Annual Base Salary") at the rate of $165,000 for each year of the Contract Term. Such Annual Base Salary shall be reviewed annually and may be increased by the Board from time to time in accordance with the Company's policies and procedures for senior executives.

     3.05  SUPPLEMENTARY RETIREMENT BENEFIT.

          (a) SUPPLEMENTARY RETIREMENT BENEFIT UNDER THE NONQUALIFIED PLAN MAINTAINED BY THE COMPANY. The Executive shall be entitled to a supplemental retirement benefit in addition to the benefit provided under the terms of the Company's retirement plan ("Retirement Plan") equal to the benefit to which he would be entitled under the Retirement Plan as if he became a participant in such Plan with the benefits of the paarticipant who has a service of seven
(7) years or more as of June 1, 1995. No change is made in the balance of the provisions of Article III.

     Except to the extent of the amendments set forth above, all of the provisions of the Employment Agreement between Executive and Company dated May 25, 1993, are hereby reaffirmed and ratified as of this date.

       10.1-12

     IN WITNESS WHEREOF the parties have executed this Agreement this 7th day of June, 1995.

                                        AMERICAN COUNTRY INSURANCE COMPANY

                                        By:   /s/ David Markin
                                           ------------------------------------
                                           DAVID MARKIN, its Chairman of the
                                           Board of Directors

                                           /s/ Edwin W. Elder
                                        ---------------------------------------
                                        EDWIN W. ELDER III

       10.1-13

                      AMENDMENT TO EMPLOYMENT AGREEMENT


     American Country Insurance Company (the "Company") and Edwin W. Elder III (now resident of Illinois) (the "Executive") have entered into an Employment Agreement dated May 25, 1993 and have amended that agreement by amendment dated June 7, 1995 and now desire to extend the term of that agreement and to modify certain provisions thereof.

     Accordingly, the Company and the Executive agree as follows:

     The Employment Agreement dated May 25, 1993 as amended June 7, 1995 between Company and Executive is hereby amended in the following respects:

     ARTICLE I is hereby modified to read:

     "2.01 TERM. Except as provided in Article V, the term ("Contract Term") of this Agreement that commenced on June 14, 1993 will end on June 30, 1999."

     ARTICLE III entitled "Compensation" shall be amended to read as follows:

     "3.01 BASE SALARY. During the Contract Term, the Company shall pay or cause to be paid to Executive in cash, in accordance with the normal payroll practices of the Company for senior executives, in installments not less frequently than bi-monthly, an annual base salary ("Annual Base Salary") at the rate of $180,000 for each year of the Contract Term. Such Annual Base Salary shall be reviewed annually and may be increased by the Board from time to time in accordance with the Company's policies and procedures for senior executives.

     Except to the extent of the amendment set forth above, all of the provisions of the Employment Agreement between Executive and Company dated May 25, 1993 and amended June 7, 1995 are hereby reaffirmed and ratified as of this date.

     IN WITNESS WHEREOF the parties have executed this Agreement this 15th date of April, 1996.

                                         AMERICAN COUNTRY INSURANCE COMPANY


                                         By:  /s/ David Markin
                                            -------------------------------
                                            DAVID MARKIN, its Chairman of
                                            the Board of Directors


                                             /s/ Edwin W. Elder III
                                          ----------------------------------
                                          EDWIN W. ELDER III